SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                                  July 30, 2004
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                         Date of Earliest Reported Event

                              AMEN Properties, Inc.
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             (Exact name of registrant as specified in its Charter)

                                    Delaware
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                 (State or other jurisdiction of incorporation)

                                    000-22847
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                            (Commission File Number)

                                   54-1831588
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                        (IRS Employer Identification No.)

                         303 W. Wall Street, Suite 1700
                              Midland, Texas 79701
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               (Address of principal executive offices) (Zip Code)

                                 (432) 684-3821
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              (Registrant's telephone number, including area code)

                                       NA

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          (Former Name or Former Address, if Changed Since Last Report)

Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

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                                    FORM 8-K

Item 5. Other Events and Regulation FD Disclosure

On July 30, 2004 TCTB Partnership, Ltd (TCTB), a majority-owned subsidiary of Amen Properties, Inc. (the "Company" or "Amen") purchased a twelve floor multi-tenant office building in downtown Midland known as Century Plaza at a negotiated purchase price of $436,500. The building is synergistic in that it is located across the street from our corporate office and the Bank of America Tower owned by TCTB. The physical location is at 310 W. Wall Street Midland, Texas 79701 and will allow the Company to use its current management team in its operations. The building encompasses 99,422 of rentable square feet and is approximately 40% occupied. The majority of the tenants are on a month to month lease and Century Plaza currently has two major tenants each occupying approximately 10% of the occupied rentable square feet. The average annual net rental per occupied square foot for the building is $5.65.

The timing of this acquisition has coincided with the formation and initial development by the Company of W Power and Light, LP (W Power). Amen has established W Power as a wholly-owned subsidiary to enter into the retail electricity market in Texas. TCTB intends to lease the ground floor of Century Plaza to W Power and allow W Power to rename the building. The creation of W Power has allowed Amen and Kevin H. Yung to enter into an employment agreement effective July 1, 2004, a copy of which is attached as an exhibit hereto. Mr. Yung will be President of W Power and will oversee all areas of operations including initial licensing and approvals necessary from the Public Utility Commission of Texas (PUCT) and Electrical Reliability Council of Texas (ERCOT) to become a retail electric provider ("REP") in the State of Texas. Amen anticipates licensing requirements to be finalized by year end. Amen was unsuccessful in an attempt to acquire a REP entity earlier in the year and initiated the formation of this new entity when Mr.Yung became available. This start-up initiative, though not without risk, fits within the Company's return criteria as described in our annual 2003 10-K.

As a REP, W Power will sell electricity and provide the related billing, customer service, collection and remittance services to both residential and commercial customers. The business of providing retail electricity became a deregulated industry in the state of Texas effective January 1, 2002. The Texas regulatory structure permits independent REPs to procure and sell electricity at unregulated prices and pay the local transmission and distribution utilities a regulated tariff rate for delivering electricity to the customers. Since January 1, 2002, Texas electricity users have had the option to purchase electricity at competitive pricing from REP's.

Mr. Yung has most recently been a principal with PoCo Energy Group, a licensed electricity aggregator based in Dallas, Texas. Mr.Yung has over 22-years of experience in both electricity and natural gas markets. Prior to joining PoCo, he completed several exclusive consulting engagements involved with the independent oil and gas exploration and production industry. These included leading the implementation of a risk management software system and providing independent risk analysis, portfolio optimization modeling and financial consulting for a large, privately held energy company. Mr. Yung understands deregulated energy markets well, having served as Sr. Vice President of Energy Operations at Texas Commercial Energy, an electricity retailer which he helped build from startup to a company with in excess of $75 million in assets. There he was responsible for developing and managing all retail pricing and wholesale energy operations. He also held a variety of senior staff and management positions at various TXU Energy companies where he worked for 20 years in both regulated and deregulated businesses. He worked for 10 years performing engineering activities involved with design, planning, and

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construction of electrical transmission and distribution systems. Later, after managing a portfolio of 12 of TXU's largest industrial customers working as a senior account executive, he moved into the project finance area of power plant development for Enserch International/TXU Development--an Independent Power Production (IPP) company. There he was responsible for market analysis, financial modeling, contract and tariff negotiations, and banking arrangements for large domestic and international power generation projects. Prior to departing TXU he was managing Director of Retail Commodity Management. There he helped develop energy pricing structures and methodologies and managed daily transactional operations for all retail customer market segments.

Amen believes that Mr. Yung provides the experience and expertise to develop W Power as a REP. However, there are numerous risks associated with the development of W Power, including without limitation being a startup company, having substantial competition, being subject to significant governmental regulations and dependency on key personnel.

Item 7. Financial Statements and Exhibits

          (a)  Financial Statements - not applicable

          (b)  Pro Forma Financial Information - not applicable

          (c)  Exhibits

                  10.1 - Employment Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                        __________________________________________
                        AMEN Properties, Inc.
                        (Registrant)
Date: August 13, 2004   __________________________________________
                        By /s/ Eric Oliver
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                        Chairman of the Board of Directors and Chief Executive
                        Officer
                        (Signature)